Exhibit 99.2

JUPITER GLOBAL HOLDINGS Corporation
Pro Forma Consolidated Balance Sheet
June 30, 2005
(Stated in US Dollars)

	JUPITER Global Holdings Corp	Macro Communications Inc	Adjustments (1)	Pro Forma

ASSETS

Cash	$31,753	$28,466	$-	$60,219
Goods and Services Tax Recoverable	11,470	7,999	-	19,469
Prepaid Expense, Advance other	17,285	30,000	(30,000)	17,285
Note Receivable	-	1,930,000	(1,930,000)	-
	$60,508	$1,996,465	$(1,960,000)	$96,973

Investments	2,638,000	-	(2,000,000)	638,000
Capital Assets	2,694	1,028,907	-	1,031,601

	$2,701,202	$3,025,372	$(3,960,000)	$1,766,574

LIABILITIES
Current
A/P & Accrued Expenses	$2,108,153	$2,423,126	$-	$4,531,279
Cost of Unused Time on Phone Cards
Loans and Advances payable	763,532	321,134	(30,000)	1,054,666
Obligations under Capital Leases	-	84,703	-	84,703
Line of credit	-	471,692	-	471,692

	$2,871,685	$3,300,655	$(30,000)	$6,142,340

Note Payable	1,930,000	-	(1,930,000)	-
Minority interest	-	-	(454,657)	(454,657)

STOCKHOLDERS’ DEFICIENCY

Share Capital
Common Stock	85,638	2,500	(2,500)	85,638
Preferred Stock	8,006	-	-	8,006
Additional Paid In Capital	9,180,232	1,998,000	(1,998,000)	9,180,232
Deficit	(11,374,359)	(2,275,783)	455,157	(13,194,985)

	$(2,100,483)	$(275,283)	$(1,545,343)	$(3,921,109)

	$2,701,202	$3,025,372	$(3,960,000)	$1,766,574
NOTE (1) - The Pro Forma Consolidated Balance Sheet adjustments represent all required Pro Forma adjustments necessary to present the Companies, as if the acquisition, at September 22, 2005, had taken place at the beginning of the period.

JUPITER GLOBAL HOLDINGS Corporation

Pro Forma Consolidated Balance Sheet
December 31, 2004
(Stated in US Dollars)

	JUPITER Global Holdings Corp	Macro Communications Inc	Adjustments (1)	Pro Forma

ASSETS

Cash	$8,240	$66,922	$-	$75,162
Goods and Services Tax Recoverable	3,757	11,670	-	15,427
Prepaid Expense, Advance other	8,496	70,000	(30,000)	48,496
Note Receivable	-	1,930,000	(1,930,000)	-
	$20,493	$2,078,592	$(1,960,000)	$139,085

Investments	2,000,000	-	(2,000,000)	-
Capital Assets	5,972	1,509,376	-	1,515,348

	$2,026,465	$3,587,968	$(3,960,000)	$1,654,433

LIABILITIES
Current
A/P & Accrued Expenses	$2,306,523	$2,172,192	$-	$4,478,715
Cost of Unused Time on Phone Cards	-	179,296	-	179,296
Loans and Advances payable	808,581	255,534	(30,000)	1,034,115
Obligations under Capital Leases	-	173,759	-	173,759
Line of credit	-	471,692	-	471,692

	$3,115,104	$3,252,473	$(30,000)	$6,337,577

Notes Payable	1,930,000	-	(1,930,000)	-
Minority interest	-	-	(332,501)	(332,501)

STOCKHOLDERS’ DEFICIENCY

Share Capital
Common Stock	2,757	2,500	(2,500)	2,757
Preferred Stock	8,006	-	-	8,006
Additional Paid In Capital	5,818,445	1,998,000	(1,998,000)	5,818,445
Deficit	(8,847,847)	(1,665,005)	333,001	(10,179,851)

	$(3,018,639)	$335,495	$(1,667,499)	$(4,350,643)

	$2,026,465	$3,587,968	$(3,960,000)	$1,654,433

NOTE (1) - The Pro Forma Consolidated Balance Sheet adjustments represent all required Pro Forma adjustments necessary to present the Companies, as if the acquisition, at September 22, 2005, had taken place at the beginning of the period.

JUPITER GLOBAL HOLDINGS Corporation

Pro Forma Consolidated Income Statement
Year Ended June 30, 2005
(Stated in US Dollars)

	JUPITER Global Holdings Corp	Macro Communications Inc	Pro Forma

Revenue	$683,613	$11,872,727	$12,556,340

Cost of services	-	(11,004,756)	(11,004,756)

Expenses	(5,351,879)	(2,415,905)	(7,767,784)

Loss for operations	$(4,668,266)	$(1,547,934)	$(6,216,200)

Minority Interest in loss of Subsidiary			309,587

Net Loss			$(5,906,613)

JUPITER GLOBAL HOLDINGS Corporation

Pro Forma Consolidated Statement of Operations
Year Ended December 31, 2004
(Stated in US Dollars)

	JUPITER Global Holdings Corp	Macro Communications Inc	Pro Forma

Revenue	$683,613	$11,872,727	$12,556,340
			(11,004,756)
Cost of services	-	(11,004,756)

Expenses	(5,351,879)	(2,415,905)	(7,767,784)

Loss for operations	$(4,668,266)	$(1,547,934)	$(6,216,200)

Minority Interest in loss of Subsidiary			309,587

Net Loss			$(5,906,613)